Post-Effective Amendment No. 2 to Form S-3
Exhibit 99.1
CONSENT OF INDEPENDENT VALUATION FIRM
We hereby consent to the following being included or incorporated by reference in Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (No. 333-162636) of Black Creek Diversified Property Fund Inc. (f/k/a Dividend Capital Diversified Property Fund Inc.), and the related prospectus: (a) the reference to our name and the description of our role provided under the headings “Prospectus Summary-Net Asset Value Calculation and Valuation Procedures” and “Experts” in the Prospectus dated September 1, 2017, and (b) the reference to our name, the description of our role and the valuation of the real properties and related assumptions provided under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Net Asset Value Calculation” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the period ended June 30, 2017 of Black Creek Diversified Property Fund Inc., being incorporated by reference in the Prospectus dated September 1, 2017. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S., Inc.
Altus Group U.S., Inc.

September 1, 2017